Exhibit 10.2

NOTICE OF GRANT
Company: Cree, Inc. 4600 Silicon Drive Durham, NC 27703 Tax I.D. 56-1572719	Participant: Award Number: Award Plan: Award Type: Grant Date: Performance Period: Portion of Award Subject to Settlement In Shares:	Charles M. Swoboda 001 2004 Long-Term Incentive Compensation Plan Performance Units August 21, 2007 June 25, 2007 through June 29, 2008 up to 30%

Dear Chuck:

I am pleased to inform you that Cree, Inc. (the “Company”) has awarded Performance Units to you effective August 21, 2007 (the “Grant Date”).  This award is subject to and governed by the terms of the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), the terms of the Master Performance Unit Award Agreement between you and the Company, and this Notice of Grant.

The amount payable to you pursuant to your Performance Units (“D”) will be determined as the result of A x B x C, where:

•	A equals your Base Salary;

•	B equals your Target Award Level; and

•	C equals the Performance Measurement.

For purposes of the foregoing, except as expressly provided otherwise in this Notice of Grant, “Base Salary” shall refer to your annual base salary in effect on the last day of the first fiscal quarter of fiscal year 2008 (“FY08”), as provided in the Company’s human resources management system, unless your annual base salary changes after the first fiscal quarter.  If your annual base salary changes after the first fiscal quarter, “Base Salary” will mean the weighted average annual base salary for the Performance Period determined by multiplying each annual base salary in effect during the Performance Period by a fraction, the numerator of which is the number of calendar days in the Performance Period on which such annual base salary was in effect and the denominator of which is the number of calendar days in the Performance Period.  However, if you are on a leave of absence (whether or not such leave is a paid leave of absence), including without limitation a short-term or long-term disability leave, for all or part of the Performance Period, your Base Salary will be reduced proportionately to equate to the base salary applicable to the number of calendar days you were not on a leave of absence during the Performance Period.  For such purposes, excused time off, paid time off (PTO), and holidays taken in accordance with the Company’s human resources policies will not be considered leaves of absence.

For purposes of the foregoing, your “Target Award Level” is eighty percent (80%) of your Base Salary.

For purposes of the foregoing, the “Performance Measurement” is a percentage between 0% and 150% determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) after assessing the Company’s performance against FY08 revenue, net income, and earnings per share (“EPS”) targets.

Prior to or at the time of issuance of this Notice of Grant, you will receive one or more schedules (collectively, the “Schedule”) showing the minimum revenue, net income and EPS targets for each Performance Measurement level. The Performance Measurement for the Performance Period will be 0% unless the revenue target established for the minimum Performance Measurement level is achieved and either the net income or the EPS target for the minimum Performance Measurement level is achieved.

Except as provided in the Employment Agreement between you and the Company as amended and restated effective August 21, 2007 (the “Employment Agreement”) and except as provided below with respect to your death or LTD Disability (as defined in the Employment Agreement) or a Change in Control (as defined in Section 7.1 of the Cree, Inc. Equity Compensation Plan (as amended and restated August 5, 2002 and without regard to any subsequent amendments), (i) you must be continuously employed by the Company as the Company’s Chief Executive Officer and President through the date of payment under your Performance Units to have a right to payment of your Performance Units, (ii) your Performance Units will not be considered earned until you receive payment under your Performance Units, and (iii) if you terminate employment with the Company prior to the date of payment under your Performance Units, with or without cause, you will forfeit your Performance Units.

After the end of the Performance Period, your actual Performance Measurement will be determined as follows:

Step 1:
The Committee will, in good faith and in its sole discretion, determine the Company’s actual revenue, net income and EPS results for the Performance Period (the “Results,” each a “Result”) using competent and reliable information, including but not limited to audited financial statements, if available.

Step 2:
The Committee will identify the percentage on the Schedule that corresponds to each Result.  However, in the event a Change in Control occurs during the Performance Period, the percentage for each Result will be no less than 100%.

Step 3:	The Committee will identify the greater of the net income percentage from Step 2 or the EPS percentage from Step 2.

Step 4:	Your Performance Measurement will be the lesser of the revenue percentage from Step 2 or the percentage identified in Step 3 above.

Notwithstanding the foregoing, in order to ensure that the Company’s best interests are met, except as specifically provided in the Employment Agreement, the Committee in its discretion may decrease or eliminate the amount payable pursuant to your Performance Units at any time prior to payment if it determines in good faith that payment of the full amount otherwise payable pursuant to the Performance Units is not warranted or appropriate; provided, however, so long as you are not in breach of your Confidential Information Agreement (as defined in the Employment Agreement), following a Change in Control the Committee may not decrease or eliminate the amount payable as otherwise determined in accordance with this Notice of Grant without your prior written consent.

If prior to settlement of your Performance Units, the Company terminates your employment on account of your LTD Disability or you die, you or your beneficiary will receive payment under your Performance Units as set forth under this Notice of Grant as if you had remained employed through the payment date for your Performance Units.  However, in such event your Base Salary will be proportionally reduced based on the number of calendar days you were employed by the Company and not otherwise on leave of absence as provided above during the Performance Period.

If there is a Change in Control and your employment terminates after the end of the Performance Period but prior to the payment date under your Performance Units, you will be entitled to payment under your Performance Units as set forth under this Notice of Grant as if you had remained employed through the payment date under your Performance Units.  If there is a Change in Control and your employment terminates prior to the end of the Performance Period, you will not be entitled hereunder to a payment under your Performance Units.

In general, payment under your Performance Units will be made as soon as practicable after the end of the Performance Period and, in any event, will be made no later than the end of the second fiscal quarter following the end of the Performance Period.  However, if payment becomes due under your Performance Units on account of your death or termination of your employment on account of your LTD Disability, payment will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which your death or LTD Disability, as applicable, occurs or the end of your tax year in which your death or LTD Disability, as applicable, occurs.  Alternatively, in the event a Change in Control occurs prior to the payment date of your Performance Units, any payment that becomes due under your Performance Units will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which the Change of Control occurs or the end of your tax year in which the Change of Control occurs.

In the event your Performance Measurement is greater than 0%, thereby entitling you to payment under your Performance Units, except for payments made in connection with a Termination of Service, a portion of your Performance Units will be paid in shares (“Shares”) of the Company’s common stock (“Common Stock”) determined by multiplying D by E and dividing the sum by F, where:

•	D equals the amount payable to you under your Performance Units, calculated as specified above;

•	E equals the percentage determined by reference to Schedule A attached hereto and incorporated herein;

•
F equals the last sale price reported for a Share of Common Stock on the securities exchange or system upon which the Common Stock is traded on the last trading day immediately prior to the payment date; and

•	Provided that, if the product of D x E exceeds the product of .30(A x B), the product of D x E will be capped at the product of .30(A x B).

Notwithstanding the foregoing, the maximum number of Shares that will be issued as payment for a portion of your Performance Units for the Performance Period is 10,000 Shares. Payment will be made only in a whole number of Shares.  If the calculation above results in a partial Share number amount, the number of Shares paid will be reduced to the next highest number of whole Shares.  The Company will pay you cash equal to the difference between the total value of your Performance Units, as calculated above, and the aggregate fair market value on the payment date of the Shares distributed to you.

This award is intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or any Employer under the Plan to grant you Performance Units or to provide you annual incentive compensation for the Performance period.  By signing below, you accept such award, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.  By signing below, you expressly acknowledge that you are not a participant in or entitled to a payment under the Fiscal 2008 Management Incentive Compensation Plan.

Date:  August 21, 2007

For Cree, Inc.		Accepted and agreed to:

By:	/s/ Thomas H. Werner	By:	/s/ Charles M. Swoboda
	Thomas H. Werner		Charles M. Swoboda
Compensation Committee Chairman

SCHEDULE A

The following schedule shall be used to determine the portion, if any, of your Performance Units that will be paid in Shares of the Company’s common stock:

If D is less than $200,000, E will be 0%.
If D is equal to or greater than $200,000 but less than $300,000, E will be 10%.
If D is equal to or greater than $300,000 but less than $400,000, E will be 20%.
If D is equal to or greater than $400,000, E will be 30%.

CGS-B752-10